Exhibit 99.1

What if we could plant a seed and grow energy? We Can and We A ! October 2007 FUEL FACTS _____ a publication of First United Ethanol, LLC for its investors Important Announcement The Board of Directors of First United Ethanol, LLC recently issued a proxy for use at a special meeting of members of FUEL to be held on Friday, November 16, 2007. The meeting will be held at the Joe B. Adams, Jr. Conference Center located at 181 East Broad Street, Camilla, Georgia and will commence at 9 a.m. The proxy relates to FUEL electing to create and organize a wholly owned subsidiary named Southwest Georgia Ethanol, LLC for the special purpose of holding the property and assets of FUEL as a requirement of the refinancing of FUEL’s long term debt. This reorganization is necessary to complete the refinancing and to finance the construction of our ethanol facility with WestLB. After the Reorganization, the members of FUEL will retain their same percentage of ownership in FUEL. FUEL will own 100% of its newly formed subsidiary, Southwest Georgia Ethanol, LLC. You can attend the meeting and vote in person without sending FUEL your proxy. However, FUEL encourages you to check “FOR” on the proxy and return it by mail in the enclosed envelope as soon as possible so that management can assure WestLB at the earliest possible date that FUEL will be able to complete the reorganization. This in turn will ensure an early and orderly closing of the new loan and uninterrupted construction at the site. Even if you mail your proxy, you can still attend the meeting and vote in person. If we do not receive your proxy and you do not attend the meeting, your shares will be counted as a no. If you did not receive your proxy in the mail, please call Alicia at 229-522-2822. FUEL holds Annual Members’ Meeting on Site FUEL held its first annual members’ meeting on Thursday, September 27. Over 250 stockholders gathered for the meeting held atop the main entrance road which overlooks the active construction site. Murray Campbell, Chairman, welcomed everyone and Tony Flagg, CEO, delivered an update on the project including the announcement that FUEL is currently refinancing the project. WestLB has been engaged to assist in the refinancing of FUEL’s existing senior secured credit facilities. The minutes from the meeting are posted on our website, firstunitedethanol.com. At the conclusion of the meeting, the members enjoyed a site tour led by various directors and members of management and a cookout.

FUEL FACTS

a publication of First United Ethanol, LLC for its investors

October 2007

Construction Update

Over the last several months, the visual impact of the site has increased greatly as half of the fermentation tanks and the evaporator row have been erected and now stand tall on the site. The concrete work supporting the Process area is essentially complete and concrete pours are ongoing in the Energy Center. The construction in the grain receiving pit is progressing and site preparation is beginning for the grain elevators. Most of the major pieces of equipment have been received on site with the exception of equipment that will be erected on site. The Dried Distillers Grains (DDG) building is complete. An initial inspection was completed and a punch list was prepared to correct minor issues. The bridge over the railroad loop is complete. The tank farm, which includes the product storage tanks and denaturant tank is about 80% complete. The potable well water was approved for drinking; installation of the tank and chlorinator will be complete by early November. Installation of the rails and switch gear for the loop and spurs will begin in November. Construction of the Georgia Power sub-station will begin in early 2008 and be complete in the spring. Be sure to check the website for the latest pictures of construction.



Fermentation Tanks



Evaporators



Ethanol Storage

Meet the FUEL Folks… Drew Gahagan, *General Manager*

Drew Gahagan joined the FUEL executive staff on October 1 as General Manager. Drew will be responsible for manufacturing operations after start-up and will be preparing the site, systems, policies, procedures and personnel over the next year to begin production.

Drew was born in Greensboro, Georgia and grew up in rural South Carolina. He graduated from Clemson University in 1981 with a bachelor's degree in chemical engineering. While at Clemson, he met his wife, Frances, in the marching band. After college, Drew began a twenty-four year career with a major pharmaceutical company where his responsibilities focused on manufacturing management of chemical and biological processes and on support functions such as materials management, logistics and safety. For the last two years, Drew was a consultant to the world's largest pharmaceutical company at a site in Puerto Rico where he focused on improving manufacturing systems.

For fun, Drew enjoys playing in the Sherwood church orchestra and flying planes as a private pilot. Drew and Frances, a CPA with Mauldin and Jenkins in Albany, have lived in Lee County for the last seven years. They have a daughter and son-in-law living in Tallahassee, a son working in Athens, and another son attending school at Roosevelt Warm Springs Institute.

FUEL would like to express its condolences to the family of Lewis B. Collins who recently passed away. Mr. Collins lived in Mitchell County and was a pioneer in biofuels, presenting written testimony before Congress in 1979 regarding the ethanol industry which at the time was in its infancy. In an effort to honor Collins' efforts, FUEL named the lane running through the facility the Lewis B. Collins Lane during its Groundbreaking Ceremony held in January 2007.

a P.O. Box 386
Camilla, Georgia 31730

p 229.522.2822
f 229.522.2824
w www.firstunitedethanol.com

You can view this newsletter online at *www.firstunitedethanol.com*

If you have questions or concerns, you can e-mail us at *info@firstunitedethanol.com*